EXHIBIT 23.1   Consent of Price Waterhouse LLP


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-14949) of Spanlink Communications, Inc. of our report dated February 13, 1997, appearing in the 1996 Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-KSB.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
March 24, 1997